Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ:  PACW)

Contact:	Victor R. Santoro	Patrick J. Rusnak
	Vice Chairman/Corporate Development	Executive Vice President & CFO

Phone:	(310)728-1021	(714) 989-4705

FOR IMMEDIATE RELEASE	OCTOBER 7, 2015

PACWEST BANCORP ANNOUNCES THE COMPLETION OF ITS MERGER
WITH SQUARE 1 FINANCIAL, INC.

— Combined entity has over $21 billion in assets —

— Square 1 Bank will operate as a new division of Pacific Western Bank —

Los Angeles, California — PacWest Bancorp (NASDAQ: PACW) (“PacWest”) today announced the completion of its merger with Square 1 Financial, Inc. (NASDAQ: SQBK) (“Square 1”), effective on October 6, 2015. In conjunction with this merger, Square 1 Bank, a wholly-owned subsidiary of Square 1, is being merged with and into PacWest’s banking subsidiary, Pacific Western Bank (the “Bank Merger”).

Matt Wagner, CEO of PacWest and Pacific Western Bank, stated, “We believe the Square 1 Merger creates a stronger bank with a substantially improved core deposit base with excellent future growth prospects and better positioning for rising interest rates. Square 1’s expertise in the venture capital banking space, especially with technology and life sciences companies and their investors, is a complementary fit with our existing national lending platform.”

Upon completion of the Bank Merger, Square 1 Bank will operate as a division of Pacific Western Bank.  The Square 1 Bank Division will continue its nationwide focus on venture-backed companies and venture capital firms, and will continue to offer a full spectrum of deposit, treasury management, and lending products.  Pacific Western Bank, with a network of 80 branches throughout California, will continue to serve small and medium-sized businesses with financing solutions, cash management and deposit services. The CapitalSource Division will continue to provide cash flow, asset-based, equipment and real estate loans and treasury management services to middle market clients on a nationwide basis.

Douglas H. Bowers, former President and CEO of Square 1, will be President of the Square 1 Bank Division upon completion of the merger.  Mr. Bowers commented, “We are eager to accelerate Square 1’s long-standing commitment to the venture and entrepreneurial communities. Now, as part of a larger organization with a broader range of products and resources, we’re better able to serve our clients through all stages of growth and expansion.”

Under the terms of the Agreement and Plan of Merger, each share of Square 1 common stock was converted into the right to receive 0.5997 of a share of PacWest common stock and each outstanding Square 1 equity award was settled in cash. PacWest is issuing an aggregate of approximately 18.1 million shares of PacWest common stock to Square 1 stockholders and a total of $17.8 million to Square 1 equity award holders in satisfaction of all outstanding equity awards.   Based on the closing price of PacWest’s common stock on October 6, 2015 of $43.97 per share, the aggregate consideration payable to Square 1 common stockholders and holders of equity awards is approximately $815 million.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $21 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). With 80 full-service branches located throughout the state of California, Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses.  Pacific Western offers additional  products and services through its CapitalSource and Square 1 Bank divisions.  The CapitalSource Division provides cash flow, asset-based, equipment and real estate loans and treasury management services to established middle market businesses on a national basis.  The Square 1 Bank Division, headquartered at Pacific Western’s Durham, North Carolina branch, offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in all key innovative hubs across the United States.  For more information about PacWest, visit www.pacwestbancorp.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company, and include, among others, statements about the benefits of the business combination transaction involving PacWest and Square 1, including expectations with respect to future financial and operational performance, and other statements that are not historical facts. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties relating to the transaction with Square 1 include, but are not limited to, the ability to successfully integrate the two institutions and achieve expected synergies and operating efficiencies on the expected timeframe. For a discussion of risks and uncertainties relating to PacWest’s and Square 1’s businesses, investors and security holders are urged to read PacWest’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Forward-looking statements speak only as of the date they are made, and PacWest assumes no obligation to update such forward-looking statements.

The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com may be obtained at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 130 State College Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

Contact information:

Victor Santoro, Vice Chairman/Corporate Development, (310) 728-1021

Pat Rusnak, Executive Vice President and Chief Financial Officer, (714) 989-4705